SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 22, 2004

REEBOK INTERNATIONAL LTD.
(Exact Name of Registrant Specified in Charter)

MASSACHUSETTS	1-9340	04-2678061
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1895 J.W. Foster Boulevard, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 401-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.                  ACQUISITION OR DISPOSITION OF ASSETS.

On June 17 and 18, 2004, Reebok International Ltd. (“Reebok”), through a wholly owned subsidiary (the “Purchaser”), accepted for payment all Common Shares (the “Common Stock”) of The Hockey Company Holdings Inc. (“Holdings”), the parent of The Hockey Company (the “THC”), validly tendered pursuant to a tender offer (the “Offer”) commenced on April 22, 2004, in accordance with the terms of a Support Agreement dated as of April 7, 2004 (the “Support Agreement”) between Reebok and Holdings.  The price per each Common Share was Canadian $21.25 per share and such price per share was determined based on arm’s-length negotiation.  The Offer expired at 5:00 PM, Montreal time on Friday, June 18, 2004.  The Purchaser initiated payment for such shares on June 22, 2004.

In addition, in connection with the Support Agreement, Reebok entered into a Lockup Agreement dated as of April 7, 2004 with certain shareholders of Holdings and THC pursuant to which such shareholders agreed to deposit under the Offer the Common Shares held or to be held by them or their respective affiliates.

Based on information provided to Reebok and the Purchaser by Computershare Investor Services Inc., the depositary for the Offer, an aggregate of 12,392,264 Common Shares were tendered and not withdrawn in connection with the Offer, which constituted approximately 92 percent of Holdings’ outstanding Common Shares.  Following a compulsory merger in accordance with the Canada Business Corporations Act (the “Canadian Merger”), Holdings will become a wholly owned subsidiary of Reebok.

In addition, immediately following the payment for the Common Shares pursuant to the Offer, The Hockey Company Acquisition Corp., a newly-formed, wholly owned subsidiary of Holdings (“Acquisition Corp.”) merged with and into THC (the “US Merger”), with THC being the surviving entity.  As a result, THC became a wholly owned subsidiary of Holdings.  Pursuant to the US Merger, each then outstanding Exchangeable Share was converted into the right to receive the same price per share, Canadian $21.25 in cash, offered by the Purchaser in the Offer, subject to Section 262 of the Delaware General Corporation Law regarding appraisal rights.

Reebok paid an aggregate of approximately Canadian $263,335,610 out of existing funds to acquire the Common Shares of Holdings in connection with the Offer.  Reebok will pay an additional Canadian $21,942,197.50 in the aggregate pursuant to the Canadian Merger and the US Merger.

On June 17, 2004, Reebok issued a press release announcing the consummation of the Offer, the full text of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Holdings, headquartered in Montreal, Canada and with operations in Europe and the United States, is the world’s largest designer, manufacturer and marketer of hockey equipment and related apparel under the three of the world’s most recognized hockey brand names:  CCM, JOFA and KOHO.  Holdings is a world leader in the design and innovation of skates, sticks, helmets, protective equipment products and related apparel and is the exclusive licensee of the National Hockey League for authentic and replica jerseys.

ITEM 5.                  OTHER EVENTS

As announced in a press release dated June 25, 2004, which is attached hereto as Exhibit 99.2, two indirect subsidiaries of Reebok, THC and Sport Maska Inc., a wholly owned subsidiary of THC (“Sport Maska”), commenced a tender offer for all outstanding 11 1/4% Senior Secured Note Units due 2009 (the “Notes”) issued by THC and Sport Maska and are concurrently soliciting the consent of holders of the Notes to amend certain provisions of the Indenture governing the Notes dated April 3, 2002, as supplemented, among the Company, Sport Maska, the Guarantors (as defined therein) and The Bank of New York, as trustee.

ITEM 7.                  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)           Exhibits.

99.1                                                                                                                           Press Release dated June 17, 2004.

99.2                                                                                                                           Press Release dated June 25, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REEBOK INTERNATIONAL, LTD.

	By:	/s/ Kenneth Watchmaker
Name: Kenneth Watchmaker
		Title:	Executive Vice President and
Chief Financial Officer

Dated: July 1, 2004

Exhibit Index

Exhibit	Description

99.1	Press Release dated June 17, 2004.

99.2	Press Release dated June 25, 2004